Exhibit 99
JOINT FILER INFORMATION

Name:  Urstadt Property  Company,  Inc.
Address:  2 Park Place, Bronxville,  New York 10708
Designated Filer: Charles J. Urstadt
Issuer & Ticker Symbol: Urstadt Biddle Properties Inc. (UBP) (Common Stock) Date of Event Requiring Statement: October 18, 2004
Signature: By: /s/ Charles J. Urstadt by Thomas D. Myers as Attorney in Fact Charles J. Urstadt Chairman
Name:  Urstadt Realty  Associates Co LP
Address:  2 Park Place,  Bronxville,  New York 10708
Designated  Filer:  Charles J. Urstadt
Issuer & Ticker Symbol: Urstadt Biddle Properties Inc. (UBP) (Common Stock) Date of Event Requiring Statement: October 22, 2004
Signature:  By: Urstadt Property Company  Inc. its sole  general  partner
By: /s/ Charles J.  Urstadt by Thomas D. Myers as Attorney in Fact
Charles J. Urstadt Chairman